EXHIBIT 22.1

SUBSIDIARY ISSUERS AND GUARANTORS OF CBRE GROUP, INC.’S
REGISTERED DEBT
AT MARCH 31, 2025

CBRE Services, Inc., a subsidiary of CBRE Group, Inc., is the issuer of the 5.500%, 5.950%, 4.875% and 2.500% senior notes (as defined in CBRE Group, Inc.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025), which are guaranteed by CBRE Group, Inc.